Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 236-7101
P.O. Box 778
Deerfield, IL 60015-0778

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

Dade Behring reports record revenue and gross profit for the second quarter of 2005

Continued strong performance across all key product lines and regions

Deerfield, IL (July 25, 2005)— Dade Behring Holdings, Inc. (NASDAQ:DADE) today reported revenue of $424 million for the quarter ended June 30, 2005, up 9.0 percent from $389 million in 2004, continuing the strong growth trends of previous quarters.  On a constant currency basis(1), worldwide revenue rose 6.5 percent.  Net income for the quarter was $17.1 million or $0.37 per diluted share.  Pretax income of $26.3 million included $32.4 million in charges related to the previously announced bank credit facility and subordinated debt refinancing. After adjusting for these items, net income was $38.1 million or $0.82 per diluted share, representing a 56 percent and 52 percent increase, respectively, over comparable prior year results.(2)

“We are extremely pleased both with our overall performance for the quarter and with the quality and profitability of our growth,” said Jim Reid-Anderson, Dade Behring’s Chairman, President and CEO. “Once again, growth was solid across all product lines and regions, underscoring the value of our entire product line and our customer relationships across the world.  This kind of consistency, resulting from successful execution of our business strategy, is exactly what we intend to continue delivering for our shareholders.”

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During the quarter, the company entered into a new bank credit facility and redeemed its 11.91 percent senior subordinated notes.  As part of this refinancing, the company recorded $8.4 million in interest expense related to the write-off of deferred financing fees associated with its former credit agreement and $24.0 million in other expense for the make-whole payment to bondholders associated with the bond redemption.

Cash flow from operations, after capital spending of $31 million and the make-whole payment to bondholders, was $22 million for the quarter.  The company did not repurchase any shares during the quarter, using its free cash flow to pay its first cash dividend of $0.06 per share or a total of $2.7 million and to redeem its senior subordinated notes.  As previously announced, the refinancing will result in a significant reduction in future interest costs.  Cash earnings per share(3) were $0.84 and $1.97 for the second quarter and June year-to-date, respectively, both of which were negatively impacted by the $24.0 million make-whole payment to bondholders.

“Our continued goal is to manage this business intelligently and well so that we maximize our current value to customers and shareholders and build for the future,” said Chief Financial Officer John Duffey.  “Each financial and operational decision that we make directly supports that goal and is consistent with our commitments to our shareholders, our customers, and our employees.”

Operational Highlights

During the second quarter, the company’s worldwide installed base of instruments grew to 36,600, an increase of 2.2 percent since March 30, 2005 and a year-over-year increase of 7.4 percent. Second quarter 2005 sales in the U.S. increased by 7.7 percent versus second quarter 2004, and international sales increased by 5.5 percent on a constant currency basis.

In June, the company announced clearance from the FDA for its improved formulation for the antimicrobial agent vancomycin on MicroScan® Dried Gram-Positive Overnight antimicrobial susceptibility test panels.  Dade Behring is the only company offering an automated ID/AST system FDA cleared for improved detection of vancomycin-resistant Staphylococcus aureus.  Also during the quarter, the company announced that it had launched the N Latex CDT assay in the European market for use with its BN™II and BN ProSpec® systems.  The assay is the first fully automated and direct CDT immunoassay, used to identify chronic alcohol abuse.

“At Dade Behring, we are committed to addressing diseases and conditions that impact consumers and patients across the world,” said Jim Reid-Anderson.  “Both the clearance of our vancomycin test and the launch of our N Latex CDT assay are positive steps forward in the treatment of troubling diseases and in the saving of lives. We are pleased to play a leadership role in addressing these key global public health issues.”

The company also announced the signing of a licensing agreement with the University of Frankfurt and Innovectis, providing Dade Behring with worldwide rights to technologies important in the prognosis of patients with angina pectoris and following myocardial infarction.  In October of 2004, the company entered a similar agreement with the same parties related to cardiac markers.

Other key revenue and profitability drivers and events for the quarter included the following:

•                  Significant reagent and consumables growth in Europe, Latin America and the U.S. and very positive growth trends in Asia

•                  Solid results across all product lines, with particular strength in the company’s core chemistry and hemostasis product lines

•                  Continued double-digit growth in the Dimension® family of products

•                  Strong gross profit margin of 57.2%

During the second half of the year, the company anticipates introduction of the Dimension® Lynx automation system.  This customized, scalable automation solution will allow Dade Behring’s mid-volume customers to take a first step into the automation market and builds on the momentum of the Dimension® family of products.

With 2004 revenues of nearly $1.6 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics.  It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients.  Additional company information is available on the internet at www.dadebehring.com.

This press release may contain “Forward Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward statements include information regarding the intent, belief, or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s businesses, perspective, performance, opportunities and regulatory approval.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

(1).                            “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

(2).                            Reconciliation of reported Q2, 2005 net income and EPS to adjusted net income and EPS:

($ in millions except share data)	Q2 2005	Q2 2004	% increase
Income before tax expense	$26.3	$34.1

Adjustments:
Loss on redemption/purchase of senior subordinated notes	24.0	2.1

Amortization of debt issuance costs	8.4	2.2

Adjusted income before tax expense	58.7	38.4

Adjusted net income	$38.1	$24.4	56.1%

Adjusted diluted EPS	$0.82	$0.54	51.9%

3. “Cash earnings per share” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

Dade Behring Holdings, Inc.

Revenue By Product Line

and Region (unaudited)

(Dollars in millions)

	Quarter Ended June 30,
			% Change
Product Line	2005	2004	Reported	On a Constant Currency Basis *
Core Products
Core Chemistry	$276.9	$251.2	10.2%	7.9%
Hemostasis	75.8	69.0	9.9%	6.7%
Microbiology	40.3	36.9	9.2%	7.5%
Infectious Disease Diagnostics	22.7	21.4	6.1%	1.2%
Total Core Products	415.7	378.5	9.8%	7.3%
Mature Products/Other	7.8	10.1	-22.8%	-23.2%
Total	$423.5	$388.6	9.0%	6.5%

Region
United States	$191.1	$177.5	7.7%	7.7%
Non-U.S.	232.4	211.1	10.1%	5.5%
Total	$423.5	$388.6	9.0%	6.5%

	Six Months Ended June 30,
			% Change
Product Line	2005	2004	Reported	On a Constant Currency Basis *
Core Products
Core Chemistry	$544.2	$497.2	9.5%	7.1%
Hemostasis	151.7	138.4	9.6%	6.5%
Microbiology	79.0	70.7	11.7%	10.1%
Infectious Disease Diagnostics	44.3	40.8	8.6%	3.8%
Total Core Products	819.2	747.1	9.7%	7.1%
Mature Products/Other	17.2	23.3	-26.2%	-27.8%
Total	$836.4	$770.4	8.6%	6.0%

Region
United States	$378.1	$352.2	7.4%	7.4%
Non-U.S.	458.3	418.2	9.6%	5.0%
Total	$836.4	$770.4	8.6%	6.0%

*                 “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets (unaudited)

(Dollars in millions, except share-related data)	June 30, 2005	December 31, 2004

Assets

Current assets:
Cash and cash equivalents	$39.5	$30.0
Accounts receivable, net	326.2	318.1
Inventories	171.6	168.8
Prepaid expenses and other current assets	33.8	15.4
Deferred income taxes	6.0	7.5
Total current assets	577.1	539.8

Property, plant and equipment, net	411.6	446.3
Debt issuance costs, net	2.6	9.9
Deferred income taxes	9.9	16.0
Identifiable intangible assets, net	369.4	396.8
Goodwill	453.1	466.0
Other assets	31.7	29.6
Total assets	$1,855.4	$1,904.4

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$0.6	$8.6
Accounts payable	75.9	81.5
Accrued liabilities	241.2	274.9
Total current liabilities	317.7	365.0

Long-term debt	396.0	433.6
Deferred income taxes	92.4	102.1
Other liabilities	160.8	158.5
Total liabilities	966.9	1,059.2

Commitments and contingencies

Common stock: $.01 par value; 150,000,000 and 65,000,000 shares authorized at June 30, 2005 and December 31, 2004, respectively; 44,500,820 and 43,694,499 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	0.4	0.4
Additional paid-in capital	749.9	733.0
Unearned stock-based compensation	(5.5)	(8.1)
Retained earnings	119.0	79.4
Accumulated other comprehensive income	24.7	40.5
Total shareholders’ equity	888.5	845.2
Total liabilities and shareholders’ equity	$1,855.4	$1,904.4

Dade Behring Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Quarter Ended June 30,		Period Ended June 30,
(Dollars in millions, except per share data)	2005	2004	2005	2004

Net sales	$423.5	$388.6	$836.4	$770.4
Cost of goods sold	181.4	168.6	371.1	345.7
Gross profit	242.1	220.0	465.3	424.7

Operating costs and expenses:
Marketing and administrative expenses	140.8	131.1	276.0	258.5
Research and development expenses	34.5	32.4	68.0	62.8
Income from operations	66.8	56.5	121.3	103.4

Other income (expense):
Interest expense	(18.1)	(18.0)	(30.5)	(34.6)
Interest income	1.7	0.6	2.6	1.3
Foreign exchange loss	(0.1)	(2.5)	(2.3)	(4.2)
Loss on redemption/purchase of senior subordinated notes	(24.0)	(2.1)	(24.0)	(4.0)
Other	—	(0.4)	(0.8)	(0.4)
Income before income tax expense	26.3	34.1	66.3	61.5
Income tax expense	9.2	12.4	24.0	22.8
Net income	$17.1	$21.7	$42.3	$38.7

Basic shares outstanding	44.4 million	42.7 million	44.2 million	42.3 million
Diluted shares outstanding	46.6 million	45.3 million	46.5 million	45.0 million

Basic earnings per common share	$0.39	$0.51	$0.96	$0.91
Diluted earnings per common share	$0.37	$0.48	$0.91	$0.86

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$53.1	$62.6	$103.5	$113.0
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	12.4	(0.5)	30.1	4.4
Capital expenditures	(31.2)	(30.0)	(58.5)	(56.1)
Income tax expense	9.2	12.4	24.0	22.8
Cash paid during the period for taxes	(4.4)	(1.8)	(7.6)	(4.6)
Cash Earnings	$39.1	$42.7	$91.5	$79.5

Net income to Cash Earnings reconciliation:
Net income	$17.1	$21.7	$42.3	$38.7
Depreciation and amortization (including amortization of debt issuance costs)	47.3	38.0	88.7	75.0
Capital expenditures	(31.2)	(30.0)	(58.5)	(56.1)
Stock-based compensation expense	1.1	2.4	2.6	3.7
Income tax expense	9.2	12.4	24.0	22.8
Cash paid during the period for taxes	(4.4)	(1.8)	(7.6)	(4.6)
Cash Earnings	$39.1	$42.7	$91.5	$79.5

Dade Behring Holdings, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Period Ended June 30,
(Dollars in millions)	2005	2004

Operating Activities:
Net income	$42.3	$38.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	88.7	75.0
Net loss on disposal of fixed assets	1.1	1.3
Stock-based compensation expense	2.6	3.7
Deferred income taxes	12.6	14.8
Changes in balance sheet items	(43.8)	(20.5)
Net cash flow provided by operating activities	103.5	113.0

Investing Activities:
Capital expenditures	(58.5)	(56.1)
Net cash flow utilized for investing activities	(58.5)	(56.1)

Financing Activities:
Net repayments related to short-term debt	(7.5)	(3.4)
Repayments of borrowings under former bank credit agreement	(158.3)	(90.0)
Redemption/purchase of senior subordinated notes	(275.0)	(32.6)
Net borrowings related to new revolving credit facility	396.0	—
Payment of debt issuance costs	(2.7)	(0.3)
Proceeds from exercise of stock options	10.8	19.3
Proceeds from employee stock purchase plan	4.7	4.6
Dividends paid	(2.7)	—
Net cash flow utilized for financing activities	(34.7)	(102.4)

Effect of foreign exchange rates on cash	(0.8)	(0.7)

Net decrease in cash and cash equivalents	9.5	(46.2)

Cash and Cash Equivalents:
Beginning of Period	30.0	79.5

End of Period	$39.5	$33.3